UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.   )

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GRAYSON BANKSHARES, INC.

(Name of Registrant as Specified in its Charter)

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GRAYSON BANKSHARES, INC.

Dear Shareholder:

You are cordially invited to attend the 2012 Annual Meeting of Shareholders of Grayson Bankshares, Inc. to be held on Tuesday, May 8, 2012 at 1:00 p.m. at the Independence Volunteer Fire Department, 529 Davis Street, Independence, Virginia.

At the Annual Meeting, you will be asked to elect three directors for terms of three years each, to ratify the appointment of our independent registered public accounting firm for the year ending December 31, 2012 and to vote “against” a shareholder submitted proposal.   Enclosed with this letter is a formal notice of the Annual Meeting, a Proxy Statement and a form of proxy.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted.  Please complete, sign, date and return the enclosed proxy promptly using the enclosed postage-paid envelope.  The enclosed proxy, when returned properly executed, will be voted in the manner directed in the proxy.

We hope you will participate in the Annual Meeting, either in person or by proxy.

Sincerely,

/s/ Jacky K. Anderson

Jacky K. Anderson
President and Chief Executive Officer

Independence, Virginia
April 09, 2012

GRAYSON BANKSHARES, INC.
113 West Main Street
Independence, Virginia  24348

___________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
___________________

The Annual Meeting of Shareholders (the “Annual Meeting”) of Grayson Bankshares, Inc. (the “Company”) will be held on Tuesday, May 8, 2012 at 1:00 p.m. at the Independence Volunteer Fire Department, 529 Davis Street, Independence, Virginia, for the following purposes:

1.	To elect three directors to serve for terms of three years each expiring at the 2015 annual meeting of shareholders;

2.	To ratify the appointment of Elliott Davis, LLC as our independent registered public accounting firm for fiscal year ending December 31, 2012;

3.	To vote on the shareholder proposal contained in this proxy statement;

4.	To act upon such other matters as may properly come before the Annual Meeting.

Only holders of shares of Common Stock of record at the close of business on March 30, 2012, the record date fixed by the Board of Directors of the Company, are entitled to notice of, and to vote at, the Annual Meeting.

The Board of Directors recommends that you vote FOR the nominees listed in Proposal One, FOR the ratification of accountants in Proposal Two, and AGAINST the shareholder proposal in Proposal Three.

By Order of the Board of Directors

/s/ Brenda C. Smith

Brenda C. Smith
Secretary

April 09, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 8, 2012:

The proxy statement and Corporation’s 2011 annual report to shareholders are available at http://www.cfpproxy.com/6278

GRAYSON BANKSHARES, INC.
113 West Main Street
Independence, Virginia  24348

PROXY STATEMENT

GENERAL

This Proxy Statement is furnished to holders of the common stock, par value $1.25 per share (“Common Stock”), of Grayson Bankshares, Inc. (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the 2012 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, May 8, 2012 at 1:00 p.m. at the Independence Volunteer Fire Department, 529 Davis Street, Independence, Virginia, and any duly reconvened meeting after adjournment thereof.

Any shareholder who executes a proxy has the power to revoke it at any time by written notice to the Secretary of the Company, by executing a proxy dated as of a later date, or by voting in person at the Annual Meeting.  It is expected that this Proxy Statement and the enclosed proxy card will be mailed on or about April 09, 2012 to all shareholders entitled to vote at the Annual Meeting.

If the enclosed proxy is properly executed in time for voting at the Annual Meeting, the shares represented thereby will be voted according to such instructions. If no instructions are given in an executed proxy, the proxy will be voted FOR Proposals One and Two, AGAINST Proposal Three and in the discretion of the proxy holders as to any other matters which may properly come before the meeting.

The cost of soliciting proxies for the Annual Meeting will be borne by the Company.  The Company does not intend to solicit proxies otherwise than by use of the mails, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.  The Company may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of shares of Common Stock.

On March 30, 2012, the record date for determining those shareholders entitled to notice of and to vote at the Annual Meeting, there were 1,718,968 shares of Common Stock issued and outstanding.  Each outstanding share of Common Stock is entitled to one vote on all matters to be acted upon at the Annual Meeting.  A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.

If a quorum is present, the election of each nominee to the Board of Directors will be approved if there is an affirmative vote of a plurality of the shares represented at the meeting, and the ratification of accountants and shareholder proposal will be approved if a majority of the votes cast at the meeting vote in favor of the proposal.

A shareholder may abstain or (only with respect to the election of directors) withhold his or her vote (collectively, “Abstentions”) with respect to each item submitted for shareholder approval.  Abstentions will be counted for purposes of determining the existence of a quorum.  Abstentions will not be counted as voting in favor of the relevant item.

A broker who holds shares in “street name” has the authority to vote on certain items when it has not received instructions from the beneficial owner.  Except for certain items for which brokers are prohibited from exercising their discretion, a broker is entitled to vote on matters presented to shareholders without instructions from the beneficial owner.  “Broker shares” that are voted on at least one matter will be counted for purposes of determining the existence of a quorum for the transaction of business at the Annual Meeting.  Where brokers do not have or do not exercise such discretion, the inability or failure to vote is referred to as a “broker nonvote.”  Under the circumstances where the broker is not permitted to, or does not, exercise its discretion, assuming proper disclosure to the Company of such inability to vote, broker nonvotes will not be counted as voting in favor of, or against, the particular matter.  A broker is prohibited from voting on the election of directors and the shareholder proposal without instructions from the beneficial owner; therefore, there may be broker nonvotes on these proposals.  A broker may vote on the ratification of the independent public accountant; therefore, no broker nonvotes are expected to exist in connection with Proposal Two.  Because abstentions and broker nonvotes will not count as votes cast in any of these proposals, abstentions and broker nonvotes will have no effect on the voting on these matters at the Annual Meeting.

The Board of Directors is not aware of any matters other than those described in this Proxy Statement that may be presented for action at the Annual Meeting.  However, if other matters do properly come before the Annual Meeting, the persons named in the enclosed proxy card possess discretionary authority to vote in accordance with their best judgment with respect to such other matters.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the Annual Meeting, three directors are to be elected to serve for terms of three years each, expiring in 2015.  In January 2011, the Board of Directors increased its size from 11 to 12 and appointed Theresa S. Lazo to the Board.  In May 2011, Dr. Julian L. Givens retired and Dennis B. Gambill resigned from the Board of Directors, and in June 2011, Jean W. Lindsey retired from the Board of Directors.  As a result the Board of Directors now consists of nine members.  The six incumbent directors who have been elected to terms that will end in either 2013 or 2014, are indicated below as well.

The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of directors.  If the proxy is executed in such manner as not to withhold authority for the election of any or all of the nominees for directors, then the persons named in the proxy will vote the shares represented by the proxy for the election of the three nominees named below.  If the proxy indicates that the shareholder wishes to withhold a vote from one or more nominees for director, such instructions will be followed by the persons named in the proxy.

Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected.  The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.  If, at the time of the Annual Meeting, any nominee is unable or unwilling to serve as a director, votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors.  There are no current arrangements between any nominee and any other person pursuant to which a nominee was selected.  No family relationships exist among any of the directors or between any of the directors and executive officers of the Company.

The following biographical information discloses each nominee/director’s age and business experience for the past five years, unless otherwise noted, and the year that each individual was first elected to the Board of Directors of the Company or of The Grayson National Bank (the “Bank”) prior to the formation of the Company in 1992.  Also disclosed are the specific skills or attributes that qualify each nominee/director for service on the Board of Directors.

Nominees for Election
for Terms Expiring in 2015

Bryan L. Edwards, 61, has been a director since December 2005.  Mr. Edwards has served as the Manager of the Town of Sparta, North Carolina since January 2004.  Prior to that, he was employed as a real estate agent with Mountain Dreams Realty and served as Human Resources/Special Projects & Purchasing Director for NAPCO, Inc., a manufacturing company, also in Sparta.  His experience allows him to provide working knowledge of local governments and tax authorities as well as insight into local economic and real estate market conditions.  Mr. Edwards has served on the Board of Directors of the Blue Ridge Electric Membership Corporation, a rural electric cooperative based in Lenoir, North Carolina, since 2007.

Jack E. Guynn, Jr., 54, has been Vice Chairman of the Board of the Company and the Bank since 2011 and a director since 1995.  He is a co-owner of Guynn Enterprises, which owns and operates retail furniture outlets and funeral homes in Grayson County and surrounding areas.  Mr. Guynn’s retail experience brings to our Board a direct insight into the consumer segment of the local economy as well as additional expertise in the areas of management and customer service.  Through his funeral home operations Mr. Guynn has developed extensive personal relationships within the communities we serve.

Charles T. Sturgill, 67, has been a director since 1995.  He served as Vice Chairman of the Company and the Bank from 1998 to 2009.  Prior to his retirement on January 1, 2008, Mr. Sturgill served as Clerk of Circuit Court of Grayson County, Virginia.  Through his experience as a local elected official he has developed extensive personal relationships in and around Grayson County.  His expertise in public relations and conflict resolution is a significant asset to the Board.  Mr. Sturgill has served on the Wytheville Community College Board of Directors since 2008.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE NOMINEES SET FORTH ABOVE.

Incumbent Directors Serving
for Terms Expiring in 2013

Carl J. Richardson, 66, has been a director since 1976.  He served as President and Chief Executive Officer of the Bank from 1991 to 2000 and of the Company from 1992 to 2000.  Mr. Richardson was employed by the Bank from 1965 until his retirement in 2000.  Mr. Richardson has over 45 years experience in the banking industry and has significant banking contacts throughout the state of Virginia.  His direct knowledge of our customer base and experience with agricultural and real estate lending are significant assets to our Board.  Mr. Richardson has served on the Board of Directors of the Wytheville Community College Scholarship Foundation since 1998.

Hayden H. Horney, 66, has been a director since 2009.  Mr. Horney has served as the Clerk of Circuit Court of Wythe County, Virginia since 1984.  Mr. Horney was appointed to the Board of Directors in July 2009, in advance of the opening of our Wytheville Branch.  His years of service as an elected official in Wythe County provide a wealth of market-specific knowledge to the Board of Directors.  His knowledge and experience in public relations, real estate and agriculture are also beneficial to the Board.

Incumbent Directors Serving
for Terms Expiring in 2014

Jacky K. Anderson, 60, has been President and Chief Executive Officer of the Company and the Bank since 2000 and a director since 1992.  He served as Vice President of the Company from 1992 to 2000 and as Executive Vice President of the Bank from 1991 to 2000.  Mr. Anderson has been employed by the Bank since 1971, giving him 40 years of experience in the banking industry.  During his tenure Mr. Anderson has gained in-depth knowledge of the laws and regulations applicable to the banking industry and has developed extensive customer and community relationships.  His years of service on the Board of Directors combined with extensive management experience within the Bank enhance his role as a liaison between the Board of Directors and management and employees of the Bank.

Thomas M. Jackson, Jr., 54, has been Chairman of the Board of the Company and the Bank since 2011 and a director since 2002.  Mr. Jackson was Vice Chairman of the Company and the Bank from 2009 to 2011.  Mr. Jackson practices law in Hillsville and Wytheville, Virginia.  He served as a representative of the 6th District in the Virginia House of Delegates from 1988 to 2001.  Mr. Jackson’s knowledge of real estate and contract law assists the Bank in its real estate and commercial lending activities.  Through his service in the legislature and his current legal practice he has gained extensive knowledge of the communities we serve.

Theresa S. Lazo, 55, has been a director since January, 2011.  Mrs. Lazo is currently chairman of the board of directors of Chestnut Creek School of the Arts, having served on that board since 2007.  She also served six years on the Arts Council of the Twin Counties where she held the offices of treasurer, vice-president and president at various times during her tenure.  Mrs. Lazo recently completed nine years of service on the Galax City School Board.  Through her vast experience with local non-profit organizations and public institutions she has developed extensive personal relationships within our communities and offers a unique perspective on the markets we serve.

J. David Vaughan, 43, has been a director since 1999.  He is Senior Vice President of Vaughan Furniture, Incorporated, a furniture distributor located in Galax, Virginia.  The furniture industry has historically played a significant role in our local economy with furniture manufacturing still providing a significant source of employment.  Mr. Vaughan’s direct knowledge of this industry combined with his financial and managerial experience makes him a valuable resource to our Board.  Mr. Vaughan also serves on the Boards of Directors for Vaughan Furniture Company, Inc., Webb Furniture Enterprises, Big “V” Wholesale Company, Inc., and the Vaughan Foundation.

In addition to the specific qualifications noted above, all of our directors are active, well respected members of the communities we serve.  Their personal relationships with both current and prospective customers in those communities are an invaluable resource to the Company and the Bank.

Other Directorships

No director is or has been a director during the preceding 5 years of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

Executive Officers Who Are Not Directors

Blake M. Edwards, Jr., 46, has served as Chief Financial Officer of the Company and the Bank since 1999.

Allan Funk, 49, has served as Chief Banking and Lending Officer of the Bank since May, 2011 and as Chief Commercial Loan Officer from 2009 to 2011.  Prior to joining the Bank in 2009 Mr. Funk served as a Senior Vice President and Area Executive over Southwest Virginia for BB&T.

Rodney R. Halsey, 43 has served as Chief Operating Officer of the Bank since May, 2011.  Mr. Halsey began working for the Bank in 1992 and had served as Senior Vice President of Information Systems/Commercial Loan Officer since 2009.

Rebecca M. Melton, 42, joined the Bank as Chief Credit Officer in June 2011.  Prior to joining the Bank, Mrs. Melton served as a National Bank Examiner with the Office of the Comptroller of the Currency.

Brenda C. Smith, 55, has served as Secretary of the Company since 1992.  She is currently a Senior Vice President and human resource manager of the Bank and has been employed by the Bank since 1979.

Security Ownership of Management

The following table sets forth information as of March 30, 2012 regarding the number of shares of Common Stock beneficially owned by each director, by the executive officers named in the summary compensation table below and by all directors and executive officers as a group.  Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the director or executive officer living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%) (1)
Jacky K. Anderson	3,969 (2)	*
Bryan L. Edwards	800	*
Allan Funk	4,311 (3)	*
Jack E. Guynn, Jr.	2,800	*
Hayden H. Horney	2,000	*
Thomas M. Jackson, Jr.	5,486	*
Theresa S. Lazo	12,705 (4)	*
Carl J. Richardson	14,000 (5)	*
Charles T. Sturgill	4,183 (6)	*
J. David Vaughan	3,302 (7)	*
All executive officers and directors as a group (14 persons)	55,906	3.3
___________
*	Percentage of ownership is less than one percent of the outstanding shares of Common Stock.
(1)	Based on 1,718,968 shares of common stock issued and outstanding on March 30, 2012.
(2)	Includes 700 shares owned with his wife and 3,069 shares owned with his wife and children.
(3)	Includes 500 shares owned by his wife.
(4)	Includes 1,656 shares owned jointly with her husband, 750 shares owned by her husband, and 830 shares owned by her son.
(5)	Includes 7,750 shares owned jointly with his wife.
(6)	Owned jointly with his wife.
(7)	Includes 868 shares owned by his children.

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of March 30, 2012 regarding the number of shares of Common Stock beneficially owned by all persons who, to the Company’s knowledge, own five percent or more of the outstanding shares of Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%) (1)
Jacqueline Peer Post Office Box 15 Mouth of Wilson, Virginia 24363	136,800 (2)	8.0
Nancy M. Stone 46 Willowshade Lane Elk Creek, Virginia 24326	87,640 (3)	5.1
___________
(1)	Based on 1,718,968 shares issued and outstanding on March 30, 2012.
(2)
According to the most current information available to the Company, Mrs. Peer has sole voting and investment power over all 136,800 shares, including 25,447 shares held as trustee or custodian for her daughter.

(3)	According to the most current information available to the Company, Mrs. Stone has sole voting and investment power over all 87,640 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and any persons who own more than 10% of the outstanding shares of Common Stock, to file with the Securities and Exchange Commission (“SEC”) reports of ownership and changes in ownership of Common Stock.  Officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file.  Based solely on review of the copies of such reports furnished to the Company or written representation that no other reports were required, the Company believes that, during fiscal year 2011, all filing requirements applicable to its officers and directors were complied with except that Mrs. Lazo filed a late Form 4 reporting one transaction.

CORPORATE GOVERNANCE AND
THE BOARD OF DIRECTORS

General

The business and affairs of the Company are managed under the direction of the Board of Directors in accordance with the Virginia Stock Corporation Act and the Company’s Articles of Incorporation and Bylaws.  Members of the Board are kept informed of the Company’s business through discussions with the Chairman of the Board, the President and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

Independence of Directors

The Board of Directors in its business judgment has determined that the following eight of its nine members are independent as that term is defined by the Nasdaq Stock Market:  Bryan L. Edwards, Jack E. Guynn, Jr., Hayden H. Horney, Thomas M. Jackson, Jr., Theresa S. Lazo, Carl J. Richardson, Charles T. Sturgill, and J. David Vaughan.

The Board considered the following transactions between us and certain of our directors or their affiliates to determine whether such director was independent under the above standards:

●	we have an agreement with Mr. Richardson under which we pay him from time to time for service as a project manager for various construction projects; and

●	on occasion, the Bank purchases office furniture from a local retail furniture store, of which Mr. Guynn is part owner.

Board Structure and Risk Oversight

Thomas M. Jackson, Jr. serves as the Chairman of the Board of Directors and Jacky K. Anderson serves as the President and Chief Executive Officer.  While the Company’s bylaws and corporate governance guidelines do not require that the Company’s Chairman and Chief Executive Officer positions be separate, the Board of Directors made the determination that these offices would be best served by two individuals.  Separating these positions allows the Chief Executive Officer to focus on day-to-day business operations of the Company, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management.  The Board of Directors believes that the position of Chairman of the Board is therefore best served by a director that is independent of management.

The Company faces a number of risks, including economic risks, environmental and regulatory risks and others, such as the impact of competition.  Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management.  The Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

While the Board is ultimately responsible for risk oversight at the Company, the Board’s standing committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk.  The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements.  The Compensation Committee of the Board assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from compensation policies and programs.  The Board of Directors also receives regular reports directly from officers responsible for oversight of particular risks within the Company.  Further, the Board of Directors oversees risks through the establishment of policies and procedures that are designed to guide daily operations in a manner consistent with applicable laws, regulations and risks acceptable to the Company.

Code of Ethics

The Board of Directors has approved a Code of Ethics for Executive Officers and Financial Managers for the Company’s Chief Executive Officer and principal financial officer.  The Code addresses such topics as protection and proper use of Company assets, compliance with applicable laws and regulations, conflicts of interest and insider trading.  A copy of the Code will be provided, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is Post Office Box 186, Independence, Virginia 24348.

Board and Committee Meeting Attendance

There were 13 meetings of the Board of Directors in 2011.  Each incumbent director attended greater than 75% of the aggregate number of meetings of the Board of Directors and meetings of committees of which the director was a member in 2011.

Committees of the Board

The Company has an Audit Committee and a Compensation Committee.  The Company does not have a standing Nomination Committee.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling the Board’s oversight responsibility to the shareholders relating to the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent auditor and the performance of the internal audit function.  The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company.  The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was attached as Appendix A to the Company’s 2010 Proxy Statement.

The members of the Audit Committee are Bryan L. Edwards, Jack E. Guynn, Jr., Hayden H. Horney, Thomas M. Jackson, Jr., and Carl J. Richardson. Each of Messrs. Edwards, Guynn, Horney and Jackson are independent as that term is defined by the Nasdaq Stock Market.  Mr. Richardson, however, is not considered independent for purposes of the Audit Committee because he does not satisfy the higher independence standards that the Securities and Exchange Commission imposes on audit committee members of listed companies.  Because the Company is not listed on Nasdaq, these heightened requirements do not disqualify Mr. Richardson from serving on our Audit Committee.  Specifically, Mr. Richardson received compensation (in the amount of $236) for consulting services related to a bank branch construction project in 2011.

The Company has not currently designated an “audit committee financial expert.”  The Company is located in a rural community where such expertise is limited; however, the Board believes that the current members of the Audit Committee have the ability to understand financial statements and generally accepted accounting principles, the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, an understanding of internal controls and procedures for financial reporting and an understanding of audit committee functions.

The Audit Committee met six times in 2011.  For additional information regarding the Audit Committee, see “Audit Information – Audit Committee Report” on page 15 of this Proxy Statement.

Compensation Committee

The Compensation Committee reviews senior management’s performance and compensation and reviews and sets guidelines for compensation of all employees.  All decisions by the Compensation Committee relating to the compensation of the Company’s executive officers are reported to the full Board of Directors.  The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which was attached as Appendix B to the Company’s 2010 Proxy Statement.

The members of the Compensation Committee are Thomas M. Jackson, Jr., Jack E. Guynn, Jr., Hayden H. Horney, and Carl J. Richardson, each of whom is independent as that term is defined by the Nasdaq Stock Market.  The Compensation Committee met twice during the year ended December 31, 2011.  For additional information regarding the Compensation Committee, see “Executive Compensation” on page 10 of this Proxy Statement.

Director Nomination Process

The Board does not believe it needs a separate nominating committee because the full Board is comprised predominantly of independent directors, with the exception of Jacky K. Anderson, and has the time and resources to perform the function of selecting board nominees.  When the Board performs its nominating function, the Board acts in accordance with the Company’s Articles of Incorporation and Bylaws but does not have a separate charter related to the nomination process.

In identifying potential nominees with desired levels of diversification, the Board of Directors takes into account such factors as it deems appropriate, including the current composition of the Board, the range of talents, experiences and skills that would best complement those that are already represented on the Board, the balance of management and independent Directors, Director representation in geographic areas where the Company operates, and the need for specialized expertise.  The Board considers candidates for Board membership suggested by its members and by management, and the Board will consider candidates suggested informally by a shareholder of the Company.

The Board considers, at a minimum, the following factors in evaluating potential new directors, or the continued service of existing directors:

●	the ability of the prospective nominee to represent the interests of the shareholders of the Company;

●	the prospective nominee's standards of integrity, commitment and independence of thought and judgment;

●
the prospective nominee's ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prosepctive nominee's service on other public company boards; and

●	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board of Directors.

Once an initial slate of candidates that will satisfy criteria and otherwise qualify for membership on the Board has been identified, a determination is made as to whether any board members have relationships with candidates and can initiate contacts.  The Chairman of the Board along with the Chief Executive Officer and any Board member with an existing relationship with a particular candidate will then interview the prospective candidates.  Upon completion of interviews, the full Board of Directors will meet to consider the results of the interviews and to make a final selection.

Shareholders entitled to vote for the election of directors may submit candidates for formal consideration by the Company if the Company receives timely written notice, in proper form, for each such recommended director nominee.  If the notice is not timely and in proper form, the nominee will not be considered by the Company.  To be timely for the 2013 annual meeting, the notice must be received within the time frame set forth in “Proposals for 2013 Annual Meeting of Shareholders” on page 18 of this Proxy Statement.  To be in proper form, the notice must include each nominee’s written consent to be named as a nominee and to serve, if elected, and information about the shareholder making the nomination and the person nominated for election.  These requirements are more fully described in Section 2.13 of the Company’s Bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is Post Office Box 186, Independence, Virginia 24348.

Annual Meeting Attendance

The Company encourages members of the Board of Directors to attend the annual meeting of shareholders.  All of the Company’s directors attended the 2011 annual meeting.

Communications with Directors

Any director may be contacted by writing to him or her c/o Grayson Bankshares, Inc., Post Office Box 186, Independence, Virginia 24348.  Communications to the non-management directors as a group may be sent to the same address, c/o the Secretary of the Company.  The Company promptly forwards, without screening, all such correspondence to the indicated directors.

EXECUTIVE COMPENSATION

Compensation Committee

The Compensation Committee of the Board of Directors, which is composed of the four directors listed above, each of whom is independent as that term is defined by the Nasdaq Stock Market, is responsible for the development, oversight and implementation of the Company’s compensation program for executive officers, including the executive officers named in the Summary Compensation Table.  In carrying out its responsibilities, the Compensation Committee annually reviews and establishes the compensation of the Company’s executive officers.  The Compensation Committee determines the annual salary levels and any bonuses to be paid to the Company’s executive officers.  The Compensation Committee also makes recommendations to the Board of Directors regarding long-term compensation, such as pension and deferred compensation plans, and other compensation related matters.

General Compensation Philosophy

Objectives of Our Compensation Program

The primary objective of our executive compensation program is to attract and retain highly skilled and motivated executive officers who will manage the company in a manner to promote our growth and profitability and advance the interest of our shareholders.  Additional objectives of our executive compensation program include the following:

●	to align executive pay with shareholders' interests;

●	to recognize individual initiative and achievements; and

●	to unite the entire executive management team to a common objective.

Executive Compensation Principles

Our executive compensation program is not as complex as those of many companies of similar size and nature.  Our program consists of base salaries, cash payments in the form of annual bonuses and long-term benefits in the form of pension and deferred compensation plans.

Our executive compensation program does not include the issuance of stock options or other equity-based incentives.  The Board of Directors and the Compensation Committee believe that executive compensation can be appropriately aligned with the Company’s long-term performance goals and the creation of shareholder value through the use of other long-term compensation arrangements.  The Compensation Committee does not want to create the potential incentive for executive officers to make strategic decisions based on short-term stock values rather than the long-term strength and performance of the Company.

How Executive Pay Levels are Determined

The Compensation Committee regularly reviews our executive compensation program and its elements.  All decisions by the Compensation Committee relating to the compensation of our executive officers are reported to the full Board of Directors.

The role of the Chief Executive Officer in determining executive compensation is limited to input in the performance evaluation of the other named executive officers.  The Chief Executive Officer has no input in the determination of his own compensation.  Likewise, the other named executive officers have no role in the determination of executive compensation.

In determining the compensation of our executive officers, the Committee evaluates total overall compensation, as well as the mix of salary, cash bonuses and other long-term compensation, using a number of factors including the following:

●	our financial and operating performance, measured by attainment of strategic objectives and operating results;

●
the duties, responsibilities and performance of each executive officer, including the achievement of identified goals for the year as they pertain to the areas of our operations for which the executive is personally responsibe and accountable;

●	historical cash and other compensation levels; and

●	comparative industry market data to assess compensation competitiveness.

Annual Compensation of Executive Officers

In the tables and discussion below, we summarize the compensation earned during 2011 and 2010 by our chief executive officer and each of our two other most highly compensated executive officers who earned more than $100,000 in total compensation for services rendered in all capacities during 2011, collectively referred to as the “named executive officers.”  We do not have any stock-based plans, and we do not make any stock-based awards to our employees.

Summary Compensation Table
Fiscal Years 2011 and 2010

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($) (1)	Total ($)
Jacky K. Anderson President and Chief Executive Officer	2011 2010	180,285 180,285	0 0	21,245 21,714	201,530 201,999
Blake M. Edwards Chief Financial Officer	2011 2010	138,529 134,000	0 0	2,794 9,234	141,323 143,234
J. Allan Funk Chief Banking Officer	2011	128,549	0	504	129,053
____________
(1)
For Mr. Anderson, other compensation in 2011 consists of directors’ fees of $18,630 and life insurance premiums of $2,615.  For Mr. Edwards, other compensation in 2011 consists of fees paid for attending meetings of the Board of Directors of $2,160 and life insurance premiums of $634.  For Mr. Funk, other compensation in 2011 consists of life insurance premiums of $504.

Supplemental Discussion of Compensation

We do not have employment agreements with any of our named executive officers.  All compensation that we pay to our named executive officers is determined as described above in our “General Compensation Philosophy” section.

Stock Options

No stock options or other stock-based awards were granted to any of the Company’s or the Bank’s employees during the fiscal year ended December 31, 2011.  In addition, no such options or awards were exercised during the fiscal year ended December 31, 2011 or held at December 31, 2011 by any such employees.

Pension Benefits

The Bank maintains a noncontributory defined benefit pension plan for employees who are age 21 and have completed one year of eligibility service.  Benefits payable under the plan are based on years of credited service, average compensation over the highest consecutive five years, and the plan’s benefit formula (1.50% of average compensation times years of credited service up to 25 plus .75% of average compensation times years of credited service in excess of 25 years but not in excess of 35 years plus .65% (.70% if SSNRA is66) of average compensation in excess of Social Security Covered Compensation times years of credited service up to a maximum of 35 years).  For 2011, the maximum allowable annual benefit payable by the plan at age 65 (the plan’s normal retirement age) was $195,000 and the maximum compensation covered by the plan was $245,000.  Reduced early retirement benefits are payable on or after age 55 upon completion of 10 years of credited service.  Amounts payable under the plan are not subject to reduction for Social Security Benefits.

Nonqualified Deferred Compensation

Our deferred compensation plan is not maintained by a third party administrator.  A liability for future payments under the plan is recorded by the Bank with the annual change in the present value of the future liability recognized as an expense and considered as a Bank contribution to the plan.  Mr. Anderson has three deferred compensation agreements that provide for total combined payments of approximately $4,399 per month for 10 years upon retirement at age 65.  Reduced payments apply in cases of early retirement or death prior to the benefit date, as defined under the deferred compensation agreements.

Payments upon Termination of Employment
or a Change of Control

We have not entered into any employment or other similar agreements with any of our named executive officers.  As a result, there are no arrangements that provide for the payment to a named executive officer at, following, or in connection with any termination of employment, including without limitation resignation, severance, retirement or a constructive termination of a named executive officer, or a change in control of the Company or a change in the named executive officer’s responsibilities.

Following any termination of employment, our named executive officers are entitled to pension benefits and deferred compensation, as described above, and benefits under various health and insurance plans, which are available generally to all employees.

Director Compensation

The following table shows the compensation earned by each of the non-employee directors during 2011:

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
Bryan L. Edwards	13,300	-	13,300
Julian L. Givens	6,070	-	6,070
Jack E. Guynn, Jr.	13,990	-	13,990
Hayden H. Horney	13,280	-	13,280
Thomas M. Jackson, Jr.	17,610	-	17,610
Theresa S. Lazo	13,140	-	13,140
Jean W. Lindsey	5,180	-	5,180
Carl J. Richardson	15,840	236	16,076
Charles T. Sturgill	15,540	-	15,540
J. David Vaughan	12,460	-	12,460

    Other compensation for Mr. Richardson consisted of fees for consulting services related to a bank branch construction project in 2011.

Fees Payable to Directors

The Chairman of the Board of Directors of the Company receives directors’ fees of $560 per meeting and all other directors receive $480 per meeting.  Additionally, $240 is paid for each committee meeting attended.  Directors may elect to defer these fees in accordance with the aforementioned deferred compensation plan, however no such elections were made in 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Some of the directors and officers of the Company are at present, as in the past, customers of the Bank and, the Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal shareholders and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with persons not related to the Company.  These transactions do not involve more than the normal risk of collectibility or present other unfavorable features.  The aggregate outstanding balance of loans to directors, executive officers and their associates, as a group, at December 31, 2011 totaled $1,765,160 or 6.2% of the Company’s equity capital at that date.

There are no legal proceedings to which any director, officer or principal shareholder, or any affiliate thereof, is a party that would be material and adverse to the Company.

We have not adopted a formal policy that covers the review and approval of related person transactions by our Board of Directors.  The Board, however, does review all such transactions that are proposed to it for approval.  During such a review, the Board will consider, among other things, the related person’s relationship to the Company, the facts and circumstances of the proposed transaction, the aggregate dollar amount of the transaction, the related person’s relationship to the transaction and any other material information.  Our Audit Committee also has the responsibility to review significant conflicts of interest involving directors or executive officers.

PROPOSAL TWO

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed the firm of Elliott Davis, LLC as independent registered public accountants to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2012.  Elliot Davis, LLC served as our independent registered public accounting firm for the fiscal years ended December 31, 2009, 2010 and 2011.  Representatives of Elliott Davis, LLC are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

Although our bylaws do not require shareholder ratification or other approval of the retention of our independent registered public accounting firm, as a matter of good corporate governance, the Board of Directors is requesting that the shareholders ratify the appointment of Elliot Davis, LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2012.  A majority of the votes cast by the holders of our common stock is required for the ratification of the appointment of Elliot Davis, LLC as our independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ELLIOT DAVIS, LLC AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

AUDIT INFORMATION

Fees of Independent Public Accountants

Audit Fees

The aggregate fees billed by Elliott Davis, LLC for professional services rendered for the audit of the Corporation’s annual financial statements for the fiscal years ended December 31, 2011 and 2010, and for the review of the financial statements included in the Corporation’s Quarterly Reports on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings and engagements, were $68,400 for 2011 and $78,670 for 2010.

Audit Related Fees

The aggregate fees billed by Elliott Davis, LLC for professional services for assurance and related services that are reasonably related to the performance of the audit or review of the Corporation’s financial statements and not reported under the heading “Audit Fees” above were $1,120 for 2011 and $1,864 for 2010.  During 2011 these services consisted primarily of assistance with electronic coding prior to the Company’s initial XBRL filing.  During 2010 these services consisted primarily of providing assistance with a response to a comment letter from the Securities and Exchange Commission.

Tax Fees

The aggregate fees billed by Elliott Davis, LLC for professional services for tax compliance, tax advice and tax planning were $5,000 for the fiscal year ended December 31, 2011 and $6,000 for the fiscal year ended December 31, 2010.  During 2011 and 2010, these services generally included Federal and state income tax return preparation.

All Other Fees

No fees for other services were billed by Elliott Davis, LLC for the fiscal years ended December 31, 2011 or 2010.

Pre-Approval Policies and Procedures

All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Elliott Davis, LLC was compatible with the maintenance of that firms’ independence in the conduct of their auditing functions.  The Audit Committee’s Charter provides for pre-approval of audit, audit-related and tax services. The Charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.
Audit Committee Report

The members of the Audit Committee are Bryan L. Edwards, Jack E. Guynn, Jr. Hayden H. Horney, Thomas M. Jackson, Jr., and Carl J. Richardson. Each of Messrs. Edwards, Guynn, Horney and Jackson are independent as that term is defined by the Nasdaq Stock Market.  Mr. Richardson, however, is not considered independent for purposes of the Audit Committee because he does not satisfy the higher independence standards that the Securities and Exchange Commission imposes on audit committee members of listed companies.  Because the Company is not listed on Nasdaq, these heightened requirements do not disqualify Mr. Richardson from serving on our Audit Committee.  Specifically, Mr. Richardson received compensation (in the amount of $236) for consulting services related to a bank construction project in 2011.  The Audit Committee operates under a written charter adopted by the Board of Directors.

Management is responsible for:

●	establishing and maintaining the Company’s internal control over financial reporting;

●	assessing the effectiveness of the Company’s internal control over financial reporting as of the end of each year;

●	the preparation, presentation and integrity of the Company’s consolidated financial statements; and

●	complying with laws and regulations and ethical business standards.

The Company’s independent registered public accounting firm is responsible for:

●	performing an independent audit of the Company’s consolidated financial statements

●	expressing an opinion as to the conformity of the Company’s consolidated financial statements with U.S. generally accepted accounting principles; and

The Audit Committee is responsible for:

●
 the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company; and

●	monitoring, overseeing and reviewing the accounting and financial reporting processes of the Company.

In this context, the Audit Committee has met and held discussions with management and Elliott Davis, LLC, the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2011 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed these consolidated financial statements with management and Elliott Davis, LLC, including the scope of the independent registered public accounting firm’s responsibilities, critical accounting policies and practices used and significant financial reporting issues and judgments made in connection with the preparation of such financial statements.

The Audit Committee has discussed with Elliott Davis, LLC the matters required to be discussed by Statement on Auditing Standards No. 61 (Professional Standards), as modified and supplemented. The Audit Committee has also received the written disclosures and the letter from Elliott Davis, LLC relating to the independence of that firm as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Elliott Davis, LLC the firm’s independence from the Company.  Moreover, the Audit Committee has considered whether the provision of the audit services described above is compatible with maintaining the independence of the independent auditors.

Based upon its discussions with management and Elliott Davis, LLC and its review of the representations of management and the report of Elliott Davis, LLC to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.  By recommending to the Board of Directors that the audited consolidated financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Members of the Audit Committee
Carl J. Richardson, Chairman
Bryan L. Edwards
Jack E. Guynn, Jr.
Hayden H. Horney
Thomas M. Jackson, Jr.

March 27, 2012

PROPOSAL THREE

SHAREHOLDER PROPOSAL

We expect this Proposal Three to be presented by a shareholder at the Annual Meeting. Following SEC rules, other than minor formatting changes, we are reprinting the proposal and supporting statement as they were submitted to us by Mr. Wampler.  We take no responsibility for the accuracy of the statements made by Mr. Wampler and have not attempted to refute inaccuracies that we believe are contained in his statements.  The Board of Directors recommends that you vote AGAINST this proposal.

Carter Wampler, 805 Lake Howard Drive, NW, Winter Haven, FL 33881, who represents that he owns 21,000 shares of the Company’s Common Stock, has submitted the following proposal for consideration at the Annual Meeting:

The course of action that I want the leadership of this banking institution to take is this: Get Grayson Bankshares listed on the NASDAQ, and do it in the year 2012!

Here is my statement in support of my proposal: For the last 7 years I have patiently/agonizingly watched my equity position in Grayson go from a high of $32 per share to $5.01. (Wells Fargo/Schwab) I have also watched my dividend “go away.”  I could do nothing to stop the loss in this single position, as in other positions, I simply issued a “sell order.”  During this time period, I have been told repeatedly that everything is OK and that “now” is not the best time to pursue this “listing of GSON.”  Seven years ago I started having conversations with the Administrative branch, and two years ago, engaged the entire Board, to no avail.  I am very familiar with the SEC Rule 14a-8 and I have followed it in my first proposal and I am now adhering to it again.  I and many other owners are waiting to see this listing happen, as it will benefit all owners how want to purchase or sell their shares through an independent broker, not the bank’s drawer.

My desire (i) is to have the owners of the bank, and the ones who have capital at risk, to make the decision of getting us listed, so put it to vote.  If our true value is in the $17 range, then Grayson is a tremendous buy.  Let the Market decide, as it does with all other equities on the NASDAQ. (ii) My voting shares are 21,000. And I have another 29,000 plus that I will use to enfluence future decisions. As for the rest of my Family, I can bring another 30,000. After that, I have hundreds of thousands that I have already engaged and are awaiting your response to my proposal.

The Board of Directors unanimously recommends a vote “AGAINST” this shareholder proposal.

PROPOSALS FOR 2013 ANNUAL MEETING OF SHAREHOLDERS

Under the regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2013 annual meeting of shareholders must cause such proposal to be received, in proper form, at the Company’s principal executive offices at 113 West Main Street, Independence, Virginia 24348, no later than December 10, 2013, in order for the proposal to be considered for inclusion in the Company’s Proxy Statement for that meeting.  The Company presently anticipates holding the 2013 annual meeting of shareholders on May 14, 2013.

The Company’s Bylaws also prescribe the procedure that a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings outside of the proxy statement process.  For a shareholder to nominate a candidate for director at the 2013 annual meeting of shareholders, notice of nomination must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the date of the 2013 annual meeting.  The notice must describe various matters regarding the nominee and the shareholder giving the notice.  For a shareholder to bring other business before the 2013 annual meeting of shareholders, notice must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the date of the 2013 annual meeting.  The notice must include a description of the proposed business, the reasons therefor, and other specified matters.  Any shareholder may obtain a copy of the Company’s Bylaws, without charge, upon written request to the Secretary of the Company.  Based upon an anticipated date of May 14, 2013 for the 2013 annual meeting of shareholders, the Company must receive any notice of nomination or other business no later than March 15, 2013 and no earlier than February 13, 2013.

OTHER MATTERS

THE COMPANY’S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2011, INCLUDING FINANCIAL STATEMENTS, IS BEING MAILED TO SHAREHOLDERS WITH THIS PROXY STATEMENT.  A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR 2011 FILED WITH THE SEC, EXCLUDING EXHIBITS, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO BLAKE M. EDWARDS, JR., CHIEF FINANCIAL OFFICER, WHOSE ADDRESS IS 113 WEST MAIN STREET, INDEPENDENCE, VIRGINIA 24348.  THE ANNUAL REPORT IS NOT PART OF THE PROXY SOLICITATION MATERIALS.

[FORM OF PROXY]

GRAYSON BANKSHARES, INC.

Proxy Solicited on behalf of the Board of Directors
For the Annual Meeting of the Shareholders
May 8, 2012

The undersigned, having received the Notice of the Annual Meeting of the Shareholders and Proxy Statement, hereby appoints Carl J. Richardson. and Hayden H. Horney, jointly and severally, proxies, with full power to act alone, and with full power of substitution, to represent the undersigned and to vote, as designated below and upon any and all other matters that may properly be brought before such meeting, all shares of Common Stock that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Grayson Bankshares, Inc., a Virginia corporation (the “Corporation”), to be held at the Independence Volunteer Fire Department, 529 Davis Street, Independence, Virginia on May 8, 2012 at 1:00 p.m., or at any adjournments thereof, for the following purposes:

The Board of Directors recommends votes “FOR” the listed nominees and “FOR” Proposal 2.

1.	To elect as Directors the three persons listed as nominees, for terms expiring in 2015:

Bryan L. Edwards	Jack E. Guynn, Jr.

Charles T. Sturgill

[ ]	FOR all nominees listed, except as indicated. (INSTRUCTION: To withhold authority to vote FOR any individual nominee, strike a line through the nominee’s name in the list.)

[ ]	WITHHOLD AUTHORITY to vote for all nominees listed.

2.	The ratification of the appointment of Elliott Davis, LLC as independent registered public accounting firm for the year ending December 31, 2012.

[ ] For	[ ] Against	[ ] Abstain

The Board of Directors recommends a vote “AGAINST” Proposal 3.

3.	Shareholder Proposal regarding listing on Nasdaq.

[ ] For	[ ] Against	[ ] Abstain

4.	In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting, or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the Shareholder.  If no direction is given, this proxy will be voted FOR all the nominees listed in Item 1 and FOR Item 2 and AGAINST Item 3.

DATE: _________________, 2012

(If signing as Attorney, Administrator, Executor, Guardian or Trustee, please add your title as such.)

PLEASE MARK, SIGN, DATE and RETURN PROMPTLY.

Check One:  ___ I will  ___I will not be attending the meeting.